UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM 8-K

_____________________

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 0-28683

Date of Report: April 7, 2008

SENIOR OPTICIAN SERVICE, INC.
(Exact name of registrant as specified in its charter)

Nevada	41-1954595
(State of Other Jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

222 Babcock Street, Suite 3B, Brookline, MA	02446
(Address of Principal Executive Offices)	(Zip Code)

617-905-3273
(Registrant’s telephone number including area code)

18610 East 32nd Ave., Greenacres, WA	99016
(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01

Change in Control of Registrant

Item 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On April 7, 2008 Honggang Yu purchased 5,175,000 shares of the Registrant’s common stock, representing 86.9% of the outstanding shares.  The purchase price was $550,000, which Mr. Yu paid in cash from his personal funds.  The shares were purchased from Gregory M. Wilson and Kaniksu Financial Service, Inc.

Effective on the same date, pursuant to the Stock Purchase Agreement, Patrick Downey, the sole director of Senior Optician Service, Inc., elected Honggang Yu to serve as a member of the Board of Directors, and then Mr. Downey resigned from his positions as sole member of the Board and as sole officer of Senior Optician Service.  Mr. Yu then elected himself to serve as Chief Executive Officer and Chief Financial Officer of Senior Optician Service.

Information regarding Mr. Yu follows:

Honggang Yu is currently employed as Chief Executive Officer of Shenyang Wantongyuan Co., Ltd., a corporation organized in The People’s Republic of China.  He has held that position since January 2007.  From 2004 to 2006 Mr. Yu was employed as General Manager of Shenyang Dijie Trading Investment & Development Co., Ltd.  From 2002 to 2004 Mr. Yu was employed as General Manager of Shanghai Dingyang Investment Co., Ltd.   In 1985 Mr. Yu was awarded a Bachelor’s Degree with a concentration in Accounting by the Dongbei University of Finance and Economics.  Mr. Yu is 43 years old.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Senior Optician Service, Inc.

Dated:  April 18, 2008

By:  /s/ Honggang Yu

       Honggang Yu, Chief Executive Officer